Exhibit 5.1

Weatherford International Limited
Alpenstrasse 15
6300 Zug
Switzerland

Our Ref	Your Ref	14 April 2014
FBO/661725.4

Dear Sir or Madam

Weatherford International Limited (to be converted to Weatherford International plc)

We are acting as Irish counsel for Weatherford International Limited (the “Company”), a limited liability company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of up to 780,651,000 ordinary shares, par value $0.001 (the “Ordinary Shares”), pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (such Ordinary Shares to be issued pursuant to a merger agreement between Weatherford International Ltd., a Swiss joint stock corporation and the Company dated 2 April 2014 (the “Agreement”)).

In connection with this opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have examined, and have assumed the truth and accuracy of the contents of, such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or Directors of the Company upon which we have relied or will rely upon have been or will be varied, amended or revoked in any respect or have expired or will expire and that the Ordinary Shares will be issued in accordance with such resolutions and authorities and the Company will be re-registered as a public limited company prior to such issuance.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within additional qualifications and assumptions, we are of the opinion that:

1.	The Company has been duly incorporated and is a company existing under the laws of Ireland.

2.	The Ordinary Shares have been duly authorised and when issued in accordance with the terms of the Agreement will be validly issued, fully paid and non-assessable (i.e., the Ordinary Shares will not be subject to calls for any additional payments).

3.	Under the laws of Ireland, where the Company is incorporated, no personal liability attaches to the holders of the Ordinary Shares solely by reason of their being holders thereof.

In rendering this opinion, we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as at the date hereof.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the proxy statement / prospectus that is a part of the Registration Statement.

This letter is furnished to you and persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933 for use in connection with the Registration Statement and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

The opinion is governed by and construed in accordance with the laws of Ireland.

Yours faithfully

/S/ MATHESON

MATHESON